Exhibit 99.1

Alteryx Names Eileen Schloss to its Board of Directors

Irvine, Calif.—May 2, 2017—Alteryx, Inc., (NYSE: AYX) a leader in self-service data analytics, today announced the appointment of Eileen Schloss to its Board of Directors. Eileen is a veteran executive who has worked as a human resource professional to help mentor and guide HR strategy and operations for more than 20 years.

“Eileen brings a unique perspective to our board as we continue to grow Alteryx, not only as a leading self-service analytics company for our customers, but also for our associates,” said Dean Stoecker, co-founder and CEO, Alteryx, Inc. “As we scale, Eileen will bring valuable strategic counsel to our growth and human resources initiatives.”

Eileen has held executive human resources roles at organizations from global brands in the Fortune 500 such as Apple Computer and Charles Schwab, to high-growth businesses needing to scale. Most recently she was executive vice president of Human Resources and Real Estate for Medidata Solutions, Inc. focused on executive recruiting, employee engagement and retention, and full real estate and facilities responsibilities. Eileen has also worked with many boards and committees on executive compensation and human capital elements.

“I’ve been impressed looking at the Alteryx story thus far,” stated Eileen Schloss. “In my work, I know how incorporating human capital expertise is integral to a company’s long-term success, and I look forward to providing guidance for the future growth of Alteryx as a member of the board.”

Eileen holds a B.S. from University of San Francisco, and an M.S. from Pepperdine University.

About Alteryx, Inc.

Alteryx is a leader in self-service data analytics. Alteryx Analytics provides analysts with the unique ability to easily prep, blend and analyze all of their data using a repeatable workflow, then deploy and share analytics at scale for deeper insights in hours, not weeks. Analysts love the Alteryx platform because they can connect to and cleanse data from data warehouses, cloud applications, spreadsheets and other sources, easily join this data together, then perform analytics — predictive, statistical and spatial — using the same intuitive user interface, without writing any code. Visit www.alteryx.com or call 1-888-836-4274.

Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.

Contacts

Investor Relations

Staci Mortenson, 844-842-1912

ICR

ir@alteryx.com